Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Third Quarter of 2008

CAMBRIDGE, MA — November 3, 2008 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the detailed structural analysis of complex mixture drugs, today announced its financial results for the third quarter and nine months ended September 30, 2008.

For the third quarter of 2008, the Company reported a net loss of $16.0 million, compared with a net loss of $18.9 million for the same period in 2007.  For the nine months ended September 30, 2008, the Company reported a net loss of $44.3 million compared with a net loss of $54.6 million in the same period in 2007.  At September 30, 2008, the Company held cash, cash equivalents, and marketable securities of $95.4 million, compared with $135.9 million at December 31, 2007.

“The commercialization and launch of M-Enoxaparin remains our highest priority, and during the third quarter we made significant progress towards that goal,” said Craig A. Wheeler, President and Chief Executive Officer.  “On September 26, our collaborative partner Sandoz submitted an amendment to the M-Enoxaparin ANDA that we believe to be a complete response to the FDA addressing the potential for immunogenicity of the drug product.  In addition, a final mandate was issued following the re-affirmation by the U.S. Court of Appeals rendering the Lovenox® Orange Book patents unenforceable.”

Highlights of the Quarter:

•                  On September 26th, we issued an 8-K disclosing that Sandoz had submitted an amendment to the FDA that we believe fully addresses the agency’s questions concerning the immunogenic potential of M-Enoxaparin.

•                  On September 25th, the U.S. District Court of Appeals denied Sanofi Aventis’s petition for rehearing in the Lovenox patent dispute.  A final mandate was issued on October 2nd, officially rendering the Orange Book patents unenforceable and triggering the start of the 180-day marketing exclusivity period for the first-to-file applicant.

•                  In August, Teva filed a patent infringement suit against Sandoz and Momenta in response to the ANDA submission for generic Copaxone.

•                  In July, we presented Phase 1 data demonstrating the potential of M118 as an anticoagulant therapy in acute coronary syndrome at the IXth World Conference on Clinical Pharmacology and Therapeutics Meeting in Quebec City, Canada.

Revenue for the third quarter of 2008 was $3.9 million, compared to $5.1 million for the third quarter of 2007.  For each of the nine months ended September 30, 2008 and 2007, revenue totaled $11.6 million. The revenue in both periods consisted of revenue earned from Sandoz, an affiliate of Novartis. The decrease in revenue from the third quarter of 2007 compared to the third quarter of 2008 was due to the timing of development expenditures reimbursable under the Company’s collaborations with Sandoz.

Research and development expenses for the third quarter of 2008 were $14.1 million, compared to $19.5 million for the same period in 2007.  For the nine months ended September 30, 2008, research and development expenses were $39.9 million, compared to $50.3 million in the comparable period in 2007.  The decreases in research and development expenses were primarily due to decreases in manufacturing and process development costs and research conducted by third parties in support of our M356, M-Enoxaparin and M118 programs.

For each of the three months ended September 30, 2008 and 2007, general and administrative expenses totaled $6.3 million.   For the nine months ended September 30, 2008, general and administrative expenses were $18.4 million, compared to $22.0 million in the same period of 2007. The decrease in general and administrative expenses for the nine months ended September 30, 2008 compared to the same period in 2007 was primarily due to a decrease in stock-based compensation expense and a reduction in professional fees and other legal expenses.

Conference Call Information

Management will host a conference call on Monday November 3, 2008 at 10:00 am EST to provide an update on the Company and discuss third quarter results. To access the call, please dial (877) 591-4952 (domestic) or (719) 325-4858 (international) prior to the scheduled conference call time and provide the access code 3462072.  A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through November 17, 2008. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 3462072.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through December 4, 2008.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations for the third quarter or the year, current and future development efforts and commercialization plans, and expectations or beliefs regarding FDA review, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Cash and marketable securities	$95,412	$135,937
Restricted cash	1,778	1,778
Other assets	24,576	30,583
Total assets	$121,766	$168,298
Liabilities and Stockholders’ Equity
Current liabilities	$15,583	$22,412
Other liabilities	14,789	18,346
Stockholders’ equity	91,394	127,540
Total liabilities and stockholders’ equity	$121,766	$168,298

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Collaboration revenue	$3,914	$5,145	$11,628	$11,563
Operating expenses:
Research and development*	14,073	19,547	39,924	50,307
General and administrative*	6,284	6,255	18,391	21,964
Total operating expenses	20,357	25,802	58,315	72,271
Loss from operations	(16,443)	(20,657)	(46,687)	(60,708)
Other income, net	484	1,789	2,419	6,117
Net loss	$(15,959)	$(18,868)	$(44,268)	$(54,591)
Basic and diluted net loss per share	$(0.45)	$(0.53)	$(1.24)	$(1.53)
Shares used in computing basic and diluted net loss per share	35,849	35,664	35,787	35,621

*Includes stock-based compensation of the following:

Research and development	$1,064	$1,041	$2,742	$3,558
General and administrative	$1,552	$1,644	$4,428	$6,080

Contact:

Beverly Holley

Investor Relations

Momenta Pharmaceuticals, Inc.

617-395-5189